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Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders
Nature's Sunshine Products, Inc.:

        We consent to the use of our reports with respect to the consolidated financial statements, financial statement schedule, management's assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting incorporated by reference in the registration statement.

        Our report on the Consolidated financial statements of Nature's Sunshine Products, Inc. dated March 14, 2005 refers to the fact that we did not audit the financial statements of Nature's Sunshine Korea, Ltd., a wholly owned subsidiary, for the year ended December 31, 2002, which financial statements reflect net sales revenues constituting 8 percent of the related 2002 consolidated totals. Those statements were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to the amounts included for Nature's Sunshine Korea, Ltd. for the year then ended, is based solely on the report of other auditors.

/s/ KPMG LLP

Salt Lake City, Utah
June 28, 2005

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Consent of Independent Registered Public Accounting Firm